Exhibit 15

May 30, 2024

To the Shareholders and Board of Directors of Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, 333-163200, 333-254501, and 333-256562 on Forms S-8 and No. 333-272406 on Form S-3) of Dollar General Corporation of our report dated May 30, 2024, relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended May 3, 2024.

/s/ Ernst & Young LLP
Nashville, Tennessee